Exhibit 99.1

Roka Bioscience, Inc. Agrees to Sell its Assets to
Subsidiary of Institute for Environmental Health, Inc.

Warren, NJ - August 17, 2017 - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today announced that it has entered into an asset purchase agreement with Rokabio, Inc., a newly formed, wholly-owned subsidiary of Institute for Environmental Health, Inc. (“IEH”), for the sale of substantially all of the assets of Roka Bioscience in an all-cash transaction for an aggregate purchase price of $17.5 million, subject to certain adjustments set forth in the asset purchase agreement. IEH’s focus is to provide comprehensive risk management services to the food industry. In addition, the IEH family of companies is involved in the production and distribution of reagents, supplies, test kits and equipment to food testing laboratories and food companies. The IEH group operates in the U.S., Canada, Mexico, Germany, Austria, England, China and Australia.

The closing of the transactions contemplated by the asset purchase agreement is subject to certain customary conditions, including the receipt of consent of Roka Bioscience’s lender and approval by the stockholders of Roka Bioscience of the transactions contemplated by the asset purchase agreement. As part of the transaction, Roka Bioscience will be required to make a $2.5 million milestone payment pursuant to its license agreement. The asset sale is the initial step in a contemplated liquidation of Roka Bioscience. Stockholder approval will also be required for the plan of liquidation.

“The announcement of this asset sale follows an extensive review of a range of strategic alternatives for Roka Bioscience, including obtaining further financing to continue as an independent entity and exploring the possibility of mergers and acquisitions,” said Mary Duseau, Chief Executive Officer of Roka Bioscience. “This transaction represents the conclusion of a thorough process. We believe that the asset sale and anticipated liquidation will provide the greatest value to our stockholders.”

Pursuant to the terms of the asset purchase agreement, Roka Bioscience is required to provide transition services to the buyer through no later than December 31, 2017, with the intention of ensuring a successful transition of Roka Bioscience’s business to the buyer. Assuming stockholder approval, liquidating distributions, in an amount to be determined, are expected to begin shortly after the completion of the transition services period.

Roka Bioscience cannot assure you that the conditions to the closing of the transactions contemplated by the asset purchase agreement will be satisfied, or that the transactions will be completed. In the event Roka Bioscience does not successfully complete the transactions contemplated by the asset purchase agreement or complete a transaction resulting from a superior proposal (as described in the asset purchase agreement), Roka Bioscience will have limited options for financing its ongoing operations and will likely cease its operations or file for bankruptcy protection.

About Roka Bioscience

Roka Bioscience, Inc. is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas® Detection Assays incorporate our advanced molecular technologies and are performed on our "sample-in, result out" Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit https://www.rokabio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the "Exchange Act"), including those related the sale of its assets and the amount of liquidating distributions available for distribution to stockholders. These forward-looking statements include statements regarding Roka Bioscience’s future prospects, including: (1) the approval of the asset sale and plan of liquidation by Roka Bioscience’s stockholders; (2) Roka Bioscience’s ability to consummate the sale of its assets; (3) Roka Bioscience’s ability to satisfy its creditors out of the proceeds of the foregoing transaction and other available resources; (4) Roka Bioscience’s estimate of aggregate distribution amounts; and (5) Roka Bioscience’s ability to distribute any remaining cash to its stockholders. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that are out of Roka Bioscience’s control and could cause actual results to differ materially from those indicated by such forward-looking statements including our ability to satisfy the closing conditions and consummate the asset sale, our ability to operate efficiently and minimize costs during the transition period and prior to liquidation, our ability to wind up our business efficiently, if the plan of liquidation is approved by our stockholders, and the risk factors set forth in the company's filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Additional Information About the Asset Sale and the Plan of Liquidation

Roka Bioscience intends to hold a special meeting of its stockholders to approve the transaction. In connection with seeking stockholder approval, Roka Bioscience intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other documents regarding the asset sale and the plan of liquidation referred to in this press release. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction and the plan of liquidation. A definitive proxy statement will be sent to the stockholders of Roka Bioscience seeking their approval of the asset sale and the plan of liquidation. Stockholders may obtain a free copy of the proxy statement, when it is available, and other documents filed by Roka Bioscience with the SEC at the SEC’s Web site at www.sec.gov, or by directing a request to Shareholder Services, Roka Bioscience, Inc., 20 Independence Blvd., Fourth Floor, Warren, New Jersey 07059.

Participants in the Solicitation

Roka Bioscience’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the transaction. Information regarding our directors and executive officers is available in our Annual Report on Form 10-K, filed with the SEC on March 20, 2017. Additional information regarding the interests of such potential participants, if any, will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Investor or Media related inquiries please contact:

Investor Contact:
Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
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